FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 19, 2006

TO:    Shareholders of First Citizens Bancshares, Inc.
          Dyersburg, Tennessee  38024

The Annual Meeting of Shareholders of First Citizens Bancshares, Inc. will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, April 19, 2006 at 10:00 a.m. to act upon the following items of business:

        1.    To elect eight directors for a term of three years expiring in 2009.

        2.    To vote on the ratification of the appointment of Alexander Thompson Arnold PLLC as auditors for the year ending December 31, 2006.

        3.    To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are described in more detail in the following pages of the Company's Proxy Statement. Shareholders of record at the close of business February 14, 2006 are entitled to notice of and to vote at the Meeting.

Please date, sign and return the enclosed proxy immediately in the stamped envelope provided. It is important that you sign and return the proxy, even though you plan to attend the meeting in person. You may revoke the proxy at any time before the proxy is exercised by giving written notice to the Company or by advising us at the meeting. If you will need special assistance at the meeting because of a disability, please contact Judy Long, Secretary at (731) 287-4254.

This 15th day of March, 2006.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ KATIE WINCHESTER
                                            Chairman

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 19, 2006

SOLICITATION

The proxy accompanying this statement is solicited by and on behalf of the board of directors of First Citizens Bancshares, Inc.  (the "Company" or "Holding Company") for use at the Annual Meeting of Shareholders to be held April 19, 2006 and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting.

The expense of preparing, assembling, printing and mailing the proxy statement and materials used in the solicitation of proxies for the meeting will be borne by the Company. It is contemplated that proxies will be solicited principally through use of the mail, but officers, directors and employees of the Holding Company and its subsidiary, First Citizens National Bank (the "Bank") may solicit proxies personally or by telephone, without receiving special compensation therefor. Brokers, custodians, and other like parties will be requested to send Proxy material to beneficial owners of stock and will be reimbursed for reasonable expenses. It is anticipated that this proxy statement and accompanying proxy will be mailed to shareholders on or about March 15, 2006.

All proxies in the accompanying form, which are properly executed and returned to management, will be voted in accordance with directions given therein. Any proxy delivered pursuant to this solicitation is revocable, at the option of the person executing same, at any time before it is exercised, by written notice delivered to Judy Long, Secretary of First Citizens Bancshares, Inc.  Powers of proxy holders will be suspended if the person executing the proxy is present at the meeting and elects to vote in person by advising the Chairman of the Meeting of his/her election to vote in person.

If no instructions are specified in your proxy with respect to the election of directors or other matters addressed herein, the shares represented by your executed proxy will be voted "for" the nominees for election as directors and "for" the approval of Alexander Thompson Arnold PLLC to serve as the company's auditors for the year ending December 31, 2006. If any other business is properly presented at the meeting, the proxy will be voted in accordance with recommendations of the company's board of directors.

VOTING SECURITIES

At the close of business February 28, 2006, there were 3,717,593 shares of Common Capital Stock of the Holding Company outstanding and entitled to vote, as the sole class of voting securities. On any matter submitted to a vote of the shareholders, each holder of the Holding Company's common stock will be entitled to one vote, in person or by proxy, for each share of common stock he or she held of record on the books of the Holding Company as of February 14, 2006 (the "Record Date").  Holders of common stock possess full voting rights for the election of directors and for all other purposes. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the meeting gives notice at the meeting prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of the Company gives such notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for the election of directors.  Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the Record Date, multiplied by the number of directors to be elected. These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit. If cumulative voting is declared at the meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated at the discretion of the proxy holder, in accordance with management's recommendation.

The following table sets forth the number of shares of common capital stock owned by Directors, Nominees and Officers of First Citizens Bancshares, Inc. as of February 14, 2006:

Beneficial Owners	Beneficial Ownership	Percent of Class
Directors, Nominees & Executive Officers (24)	505,530	13.59%

PRINCIPAL SHAREHOLDERS

As of this date, persons or entities beneficially owning in excess of 5% of the common capital stock of the Company are set forth in the following table:

Name and Address	Beneficial Ownership	Percent of Class
First Citizens National Bank Employee Stock Ownership Plan & Trust	725,155	19.51%

ELECTION OF DIRECTORS

The Board of Directors of the Company consists of 22 members with one-third of the terms expiring in 2007, another one-third in 2008 and the remaining one-third in 2009. At the 2006 annual meeting you will be asked to elect the following individuals nominated by the Board of Directors to serve a term of three years. Once elected, each director shall serve the stated term or until his/her successor has met the necessary qualifications and has been elected. Should any nominee determine that he/she is unable to serve, the persons named in the accompanying proxy intend to vote for the balance of those named.

The following biographies show the age (as of February 14, 2006) and  principal occupations during the past five years of each of our directors as well as the date the director was first elected to the Board. There are no directors that hold other directorships with another public company or any registered investment company. Other information included is beneficial ownership of common stock of the Company as of February 14, 2006. The same information is also listed for continuing directors whose terms expire in the years 2007 and 2008:

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2009

Name and Principal Occupation for Past Five Years	Age	Director Since	Common Stock Beneficially Owned	Percent of Class
JEFFREY D. AGEE 2005 President Elect of First Citizens National Bank and First Citizens Bancshares. Previously served as Executive Vice President & CFO of the Bank and Vice President & CFO of Bancshares. Appointed to the Board May 2005 by the Board of Directors.	45	2005	22,770	*
EDDIE EUGENE ANDERSON Partner, Anderson Farms II	58	1984	32,390	*
JOHN S. BOMAR June 2003 Regional CEO & President of the Southwest Region for First Citizens National Bank June 2002 named CEO of Munford Union Bank. Served as President of Munford Union Bank from 1994 to June 2002	57	2002	5,313	*
BARRY T. LADD Executive Vice President and Chief Administrative Officer of the Company and the Bank.	65	1996	22,335	*
JOHN M. LANNOM Attorney at Law Private Legal Practice, Chairman & Chief Executive Officer of Forcum Lannom, Incorporated	52	1999	26,843	*
MILTON E. MAGEE Retired, Chic Farm Co., general farming. Partner Magee and Taylor, FLP, and J&M FLP, general farming.	69	1969	52,468	1.41%
G.W. SMITHEAL Partner, Smitheal Farm & Biesel and Smitheal Cattle Company.	50	1993	4,627	*
P.H. WHITE, JR. Owner, P.H. White Farms, general farming and P.H. White Company, manufacturer & distributor of livestock insecticide applicators.	74	1978	12,918	*

* less than one percent

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2008

Name and Principal Occupation for Past Five Years	Age	Director Since	Common Stock Beneficially Owned	Percent of Class
J. WALTER BRADSHAW Vice President and Director Bradshaw & Co. Insurors, an independent insurance agency.	44	1993	47,726	1.28%
LARRY W. GIBSON President, Roberts-Gibson, Inc., gasoline jobber company.	59	1995	6,838	*
ALLEN G. SEARCY 50% owner of Building Solutions, Inc. Mr. Searcy is also a partner in Allen's Building Materials Company in Union City, TN and owner of commercial real estate and rental properties.	64	1999	23,406	*
DAVID R. TAYLOR 2003 President & CEO of Forcum Lannom Contractors, LLC a company of engineers, contractors, and developers. Previously served as President & CEO of Centex Engineering and Construction.	59	1997	2,545	*
DWIGHT STEVEN WILLIAMS Owner Johnson Funeral Home. Partner Oakview Links/Wynridge Golf Course	50	1991	3,725	*
KATIE S. WINCHESTER CEO, President & Chairman of the Company and the Bank. Served as Vice Chairman of the Board.	65	1990	22,009	*
JOSEPH S. YATES President, General Appliance and Furniture Company, retail furniture & appliance outlet.	43	2005	4,611	*

* less than one percent

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2007

Name and Principal Occupation for Past Five Years	Age	Director Since	Common Stock Beneficially Owned	Percent of Class
WILLIAM C. CLOAR Retired 1998 from Dyersburg Fabrics, Inc., a textile manufacturing plant.	69	1991	20,208	*
JAMES DANIEL CARPENTER Partner, Flatt Heating & Air Conditioning.	56	1993	3,226	*
RICHARD W. DONNER 2001 President of Trenton Mills.	55	1985	8,777	*
BENTLEY F. EDWARDS Executive Vice President of Burks Enterprise L.P., a distributor of Dr. Pepper-Pepsi Cola products. Chief Operating Officer of Burks Beverage, L.P.	48	1997	886	*
RALPH E. HENSON Vice President of the Company; Executive Vice President and Chief Credit Officer of the Bank.	64	1997	51,834	1.39%
STALLINGS LIPFORD Chairman Emeritus of the Board of the Bank and the Company. Previously served as Chairman of the Board of the Company and the Bank.	76	1960	53,426	1.43%
LARRY S. WHITE President of White & Associates Insurance Agency, Inc., a general insurance agency offering all lines of insurance.	57	1997	59,189	1.49%

* less than one percent

BOARD MEETINGS AND COMMITTEES

The Board of the Company met five times in 2005, while the Board of the Bank held thirteen meetings. Each director serving on the Board of the Company also serves as director on the Board of the Bank. All of the directors attended at least 75% of all meetings of the Board and the committees on which they served during the fiscal year. The Company has no specific committees. However, the Bank as principal subsidiary, has the following Committees: Executive, Audit and Risk Management, Corporate Governance/Nominating/Compensation as well as other committees serving the Board. The Audit and Risk Management Committee and Corporate Governance/Nominating/Compensation Committee are each composed of independent directors as determined using the consideration stated in 12 CFR 363. The following table indicates membership of the designated committee:

COMMITTEE MEMBERSHIP

	Executive	Audit/Risk Management	Corporate Governance/ Nominating/Compensation

Eddie E. Anderson		X
Bentley F. Edwards		X
Ralph E. Henson	X
Barry T. Ladd	X
John M. Lannom		X	X
Stallings Lipford	X
Milton Magee	X		X
Allen G. Searcy	X		X
G.W. Smitheal		X
David R. Taylor		X	X
P.H. White, Jr.	X		X
Katie Winchester	X

Executive Committee

The Executive Committee is appointed by the Board to act on its behalf when the Board is unable to act as a whole. It is the responsibility of the Executive Committee to review certain loan applications in accordance with loan policy; make recommendations to the Board on issues affecting the operations of the Bank and counsel management on matters presented for committee consideration. The Executive Committee also serves as the Investment Committee. The committee meets as necessary and twenty meetings were held in 2005.

Audit/Risk Management Committee

The functions of the Audit/Risk Management Committee are outlined in the Audit Committee Charter as approved by the Board of Directors annually. A copy of The Audit Committee Charter can be accessed on the bank's website address firstcitizens-bank.com.

On April 14, 2005, the Board appointed members of the Audit committee for the coming year. All members of the Audit Committee are independent within the guidelines of 12 CFR 363. Criteria and determination of independence of each committee member is specifically outlined in the Audit Committee Charter. The Audit Committee requires that members be financially literate. However, the committee does not have a financial expert as defined by SEC guidelines. The Board of Directors does not have an independent member who fits the SEC definition of "financial expert."

Audit/Risk Management Committee Report

The Audit/Risk Management Committee Charter specifies the committee will assist the Board of Directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the process for monitoring compliance with laws and regulations and the code of conduct. In carrying out these responsibilities, the Committee, among other things:

          Monitors preparation of quarterly and annual financial statements by management.

          Supervises the relationship between management and its independent auditors, including:  having direct responsibility for their appointment, compensation, and retention; reviewing the scope of their audit services; approving non-audit services; and confirming the independence of the independent auditors.

          Oversees management's implementation and maintenance of effective systems of internal control including continuous review of the internal audit program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

The Committee held five meetings in 2005.  The Committee strategically schedules its meetings in order to effectively carry out all responsibilities assigned them by the Board of Directors.  The Committee's meetings include, whenever appropriate, executive sessions with the independent auditors and the Senior Internal Auditor, in each case without the presence of the Company's management.

The Committee in fourth quarter 2005 was given added responsibility of risk management oversight beginning in 2006 as recommended by Corporate Governance Committee.

The internal audit department assists the Committee in the effective discharge of their responsibilities by developing and maintaining a comprehensive program of audit coverage sufficient to assure that bank resources are adequately controlled and safeguarded from loss. Audit coverage consists of monitoring safety and soundness, monitoring compliance with applicable laws and regulations, and an ongoing comprehensive review of the loan portfolio. The committee monitors the effectiveness of the internal audit function through consistent reporting of all internal audits, report findings and management responses. the Audit Committee evaluates and approves such activity making recommendations as needed.

As part of its oversight of the financial statements, the Committee reviews and discusses with both management and the independent auditors all annual and quarterly financial statements prior to their issuance.  During 2005, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.   These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with the Audit Committee), including the quality of the Company's accounting principles, the reasonableness of significant judgments and clarity of disclosures in the financial statements, and with or without management present, discussed and reviewed results of the independent auditors examination of the Company's financial statements.  The committee has also discussed with the independent auditors their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee also discussed with the independent auditors matters relating to their independence, including a review of audit and non-audit fees and the written disclosures from the independent auditors  to the Committee pursuant to Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees).

Based upon results of the discussions and action described above, in reliance upon management and the independent auditors and subject to the limitations of its role, the Audit and Risk Committee has in previous years recommended to the Board that the Company's financial statements be included in its annual report on Form 10K for filing with the Securities and Exchange Commission. The Committee has also recommended in previous years the reappointment, subject to shareholder approval, of the independent auditors.

                                                            Submitted by the Audit Committee of the Board of Directors:
                                                            Chairman Bentley S. Edwards
                                                            Eddie E. Anderson
                                                            John M. Lannom
                                                            Green Smitheal
                                                            David R. Taylor

Audit Fees

Total fees paid to Alexander Thompson Arnold PLLC for the fiscal years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Audit Fees	$ 57,803	$ 53,365
Audit-Related Fees	--	--
Tax Fees	18,647	12,012
All Other Fees	5,250	5,835
Total	$ 81,700	$ 71,212

CORPORATE GOVERNANCE/NOMINATING/COMPENSATION COMMITTEE

The Corporate Governance Committee formed April 2004 consists of five independent directors (as determined using the consideration stated in 12 CFR 363) identified in the committee membership table contained herein. The committee shall consist of no fewer than five members of the Board of Directors. The Board may at any time and with complete discretion remove any member and may fill any vacancy in the Committee. The Corporate Governance/Nominating/Compensation Committee was appointed by the Board of Directors of First Citizens National Bank in April 2004. Seven meetings were held during 2005. Meetings are scheduled quarterly and at such times as meetings are called. The Committee has complete authority and resources to select, approve and retain advisors to assist the Committee in carrying out assigned duties without seeking prior approval of the Board or management. The Committee's purpose is to assist the Board in promoting the best interests of the Corporations and its shareholders through the implementation of sound corporate governance principles and practices, review qualifications and independence of members of the Board and its various committees on a periodic basis and make recommendations the members may deem appropriate from time to time concerning any recommended changes in the composition of the Board and its committees; recommend to the Board the Corporate Governance guidelines and standards regarding the independence of outside directors applicable to the Corporation and review such guidelines and standards and the provisions of the Charter on a periodic basis to confirm that such guidelines, standards and the Charter remain consistent with sound corporate governance practices; monitor the Board's and the Corporation's compliance with any commitments made to the Corporation's regulators or otherwise regarding changes in corporate governance practices; and leading the Board in its annual review of the Board's performance.

The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes issues such as independence, age, diversity, skills such as understanding the financial services industry, general business knowledge and experience, all in the context of an assessment of the perceived needs of the Board at that point in time. Each Board member is expected to ensure that existing and planned future commitments do not materially interfere with the member's service as a fully contributing Director of the Company.

First Citizens shall have a majority of independent Directors. At least once each year, the Board will review any and all relationships that exist with a Director and his/her related interests for the purpose of determining whether the Director is independent. This information shall be initially reviewed by the Governance Committee or, in the case of members of the Governance Committee, the Board. It is the policy of the Board that a Director is presumed to be independent unless the Director (or their immediate family members) (i) is/was a current/former employee/executive of the Corporation during the last three (3) years; (ii) is/was a current/former employee/partner of the Corporation's current or former independent auditors during the last three (3) years; (iii) is an owner, partner, employee, director of an entity with material relationships (makes payments to, or receives payments from the Company which exceed the greater of $1 million, or 2% of the entity's gross revenues) with the Corporation, either as a vendor or customer, except in situations where revenues are generated as a result of a competitive bid process in which the business relationship is determined to be in the best interest of the Corporation; and (iv) receives more than $100,000 per year in direct compensation from the Corporation other than director and related fees.

The Board shall broadly consider all relevant facts and circumstances when making a determination of independence. The Board shall consider the issue not merely from the standpoint of a Director, but also from that of persons or organizations with which the Director has an affiliation. An independent Director should be free of any relationship with First Citizens or its management that may impair the Director's ability to make independent judgments. Particular attention will be paid to whether a Director is independent from management and to any credit relationships that may exist with a Director or a related interest.

Nominating Committee:  Directors serving as the Corporate Governance Committee shall also serve as the Nominating Committee. This Committee will assist the Board in identifying individuals qualified to become directors and recommending to the Board of Directors nominees for the next annual meeting of shareholders.

The Committee has responsibility for the selection and composition of the Board and in fulfilling that commitment, seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The process for Nominees to be proposed for election to the Board of Directors of the Company other than those made by the existing Board of Directors is discussed in detail in the section titled "Proposals By Security Holders/Director Selection."

Compensation Committee Interlocks and Insider Participation

The Compensation Commitee consists of the five directors identified in the committee membership table. Directors serving as the Corporate Governance Committee shall also serve the Company as the Compensation Committee. No member of this committee is an officer of the Company, the Bank or any of its subsidiaries and all are considered independent based on guidelines of 12 CFR 363. The Committee considered compensation issues in two meetings during 2005. No member of the Compensation Committee serves on the compensation committee of other publicly held companies.

The purpose of the Committee is to discharge the Board's responsibilities relating to compensation of the Company's executive officers. The Committee has overall responsibility for evaluating and approving executive officer's benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, as well as compensation policies and programs of the Company.

The Compensation Committee hereby presents the following report summarizing 2005 compensation policies applicable to executive officers of the Company.

   Executive Officer Compensation - Pay Philosophy

The compensation programs of the Bank are designed to align compensation with business objectives and performance, and to enable the Bank to attract, retain and reward executives who contribute to success of the company.  In order to link pay to performance, the Bank provides an executive compensation program that includes base pay, annual incentive bonuses and retirement benefits through contributions to an Employee Stock Ownership and 401-K plans. In addition, all executives are provided permanent life insurance.

   Base Salary

Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at peer institutions. A comparison of peer salary levels for specific positions is accomplished through utilization of annual salary surveys conducted by the American Bankers Association, Tennessee Bankers Association and Bank Administrative Institute in banks of similar asset size. Base salaries for new executive officers are initially determined by evaluating responsibilities of the position, experience of the individual and reference to the competitive marketplace for experienced executive talent in the financial services industry.

    Incentive Compensation Plan

The Chief Executive Officer and other executive officers are eligible for cash bonuses. The senior management incentive plan provides bonus compensation based on corporate, business unit and individual performance.  The level of compensation for executive officers is based on return on equity with a minimum qualifying pre-bonus ROE of 13.34 percent. Once an incentive level is determined, 25 percent of each individual's total incentive is based on meeting specific personal business development goals.

    Executive Employment Contracts

Executive employment agreements are currently in effect for Stallings Lipford, Katie S. Winchester, Barry T. Ladd, Ralph E. Henson, Jeffrey Agee, and  Judy Long. The agreements provide for terms of employment and compensation and benefits in the event of termination by "action of the Company" or "change in control".  A "change in control", as defined in the agreement, is deemed to occur if any person, firm or corporation obtains "control" of the Company through the acquisition, directly or indirectly, by any person or group of persons of shares in the Bank or the Company which, when added to any other shares, the beneficial ownership of which is held by such acquire(s), shall result in ownership by any person(s) of ten percent (10%) of such stock or which would require prior notification under any federal or state banking law or regulation; or the occurrence of any merger, consolidation or reorganization of the Bank to which the Bank or the Company is not a surviving entity, or the sale of all or substantially all of the assets of the Bank or the Company.

In the event of the officer's termination caused by "action of the Company" not for cause of a "change in control" or in the event the officer's termination is caused by a "change in control", the officer shall be entitled to receive severance pay within 30 days following the date of termination, an amount equal to two times compensation paid in the preceding calendar year, or scheduled to be paid to the executive during the year of the notice of termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the salary amount so paid under this agreement.

The executive employment agreement in effect for Chairman Emeritus Stallings Lipford provides for terms and conditions of part-time employment.  Mr. Lipford, on an annual basis and at the direction of the Board, devotes such time to affairs of the Company as deemed appropriate in light of circumstances then existing. During 2005 Mr. Lipford continued to serve as Chairman of the Executive Committee. In addition, Mr. Lipford shall serve as a member of the Board of Directors of the Company during the term of his employment for so long as Shareholders of the Company elect him to such Board.

An Employment Agreement also exists between First Citizens National Bank and John S. Bomar, Regional President and CEO for the Southwest Region. The agreement states terms and conditions of employment and establishes guidelines for compensation. Mr. Bomar's contract expires on May 31, 2006 and will be renegotiated at that time to provide for ongoing employment on a part-time basis.

    Executive Management Life Insurance Plans

Executive Management Life Insurance Plans provided for in Executive Employment Agreements adopted by the Company in April 1993 were replaced in 2004 by a "Salary Continuation, Death Benefit Only" plan.  The Sarbanes-Oxley Act and new rulings by the Internal Revenue Service eliminated benefits of Split Dollar Policies by creating significant income tax liability for insured officers. This benefit is available to the following Executive Officers: Chairman, Chief Executive Officer, Executive Vice President (Named successor to President), Chief Operations Officer, Chief Administrative Officer, and Chief Credit Officer.

The Board approved continuing coverage for affected officers at comparable after tax levels that existed under the Split Dollar Plan. The revised benefit provides coverage under a Death Benefit Only Salary Continuation Plan supported by bank owned life insurance policies. This will require the bank to pay premiums for an extended period of time while retaining the right to collect a portion of death proceeds as partial reimbursement for past and future premiums paid. The remaining portion of premiums paid would be recovered through tax savings realized when tax-free life insurance proceeds are utilized to fund a tax-deductible expense as salary continuation benefits are paid to beneficiaries. Annual premiums necessary to fund the Salary Continuation Plan total $140,500.

    2005 Compensation for the Chief  Executive Officer

The same philosophies used in determining compensation for executive officers of the Bank are used in determining compensation for the Chief Executive Officer.  The Compensation Committee establishes compensation of the Chief Executive Officer based on the achievement of specific financial and non-financial objectives. No specific weighting or formula is used to determine the Chief Executive Officer's level of compensation. The committee considers compensation for Chief Executive Officers of peer financial institutions as reflected in annual salary surveys of the American Bankers Association, Tennessee Bankers Association and Bank Administration Institute.

    Base Salary

Katie S. Winchester has served as Chief Executive Officer for the Company and the Bank since 1996.  The Chief Executive Officer's base salary has been reviewed and set by the Compensation Committee since 1996.  The committee increased Mrs. Winchester's base salary to $251,542 in 2005 from $239,564 in 2004, which represents a 5.00% increase.  This level of base salary is in line with base salaries of other Chief Executive Officer's serving peer institutions having total assets between $500 million and $1 billion.

    Annual Bonus

The annual bonus of the Chief Executive Officer is determined based on a pre-defined bonus plan approved by the Corporate Governance Committee.   The 2005 annual bonus as reported herein was based on the achievement of corporate financial goals, personal business development goals, and a pre-bonus return on equity of not less than 13.34%.

                                                        Submitted by the Compensation Committee of the Board of Directors:
                                                        Chairman Milton E. Magee
                                                        John M. Lannom
                                                        Allen Searcy
                                                        David R. Taylor
                                                        P. H. White, Jr.

The Corporate Governance/Nominating/Compensation Committee Charter can be viewed by accessing the Bank's website address firstcitizens-bank.com. All Committee Charters are posted at this website address.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director fees are established by the Board on an annual basis.  Directors who are executive officers of the Bank or any of its subsidiaries receive fees for service on the Board, but do not receive additional compensation for service on a board committee. Fees paid to directors in 2005 for serving on the board were set at $500 per meeting for each director and advanced on a per meeting attended basis. In 2005 an annual retainer fee of $3,000 per director was paid for services on the Board of the Company. In addition, annual Board fees were paid in the amount of $3,000 to Katie Winchester, John S. Bomar and Jeff Agee for service on the Board of the Southwest Region. The Southwest Region Advisory Board operates with additional powers not normally assigned to Advisory Boards by action of the Corporate Board of the Company. Added responsibilities include loan approvals and related issues specific to customers in the Southwest Markets.

Additional amounts are paid annually for service on various committees as follows:

Committee	Fee
Corporate Governance/Nominating/Compensation Committee Chair	$12,000 14,000
Executive/Investment	10,000
Audit Committee Chair	12,000 14,000
Trust	5,000
CRA	2,500
Information Technology	5,000

The following table discloses individually five of the executive officers of the Holding Company and its subsidiaries who received direct annual remuneration in excess of $100,000. As the Holding Company pays no salaries, this information relates to all compensation paid by the Bank. The following tabulation is for the period ending December 31, 2005:

SUMMARY COMPENSATION TABLE

Annual Compensation Payouts

Name and Principal Position	Year	(1) Salary ($)	Bonus ($)	(2) Other Annual	(3) All Other Compensation
Katie S. Winchester CEO, Pres. & Vice Chairman	2005 2004 2003	263,542 251,564 246,503	92,639 88,097 84,827	21,000 20,500 20,000	8,667 5,611 4,808
Ralph Henson Executive Vice President & Chief Credit Officer	2005 2004 2003	167,318 161,345 154,554	58,619 56,436 57,567	21,000 20,500 20,000	4,893 3,298 2,805
Barry T. Ladd Executive Vice President & CAO	2005 2004 2003	149,249 147,860 145,652	52,574 52,041 49,972	20,752 20,397 19,627	5,588 4,063 4,056
Jeff Agee Executive Vice President	2005 2004 2003	159,000 133,000 119,587	56,006 47,209 41,940	21,000 18,041 16,171	1,478 202 189
John S. Bomar Regional CEO & President Southwest Region	2005 2004 2003	164,505 160,279 152,500	30,481 24,108 21,150	20,013 18,694 10,524	4,927 2,553 2,231

(1) Salaries include director fees up to $12,000 paid to certain executives for service on the Board of Directors.

(2) Contributions made by the Bank to Employee Stock Ownership Plan and 401K Plan..

(3) Automobile expense, economic benefit of life insurance policy, and REIT.

CODE OF ETHICS

The Company has a Code of Ethics, which is applicable to all employees of the Company, including the principal executive officer as well as all professionals serving in a finance, accounting, treasury, tax or investor relation role.  The Company also has a separate Code of Ethics for financial professionals, which contain provisions specific to financial professionals.  Both the Code of Ethics and the Code of Ethics for Financial Professionals are available on the Company's website (firstcitizens-bank.com).  The Company intends to post changes and amendments to its Code of Conduct(s) at this location on its website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the officers, directors, and principal shareholders of the Holding Company (and their affiliates) have deposit accounts and other transactions with the Bank, including loans in the ordinary course of business.  An affiliate includes a corporation or other entity of which an officer or director of the Company is an officer, partner, or 10% shareholder; any trust or estate of which he is a trustee, executor or significant beneficiary; or any relative or spouse or spouse's relative who lives in his home.

Banking transactions in the ordinary course of business with directors, officers, principal shareholders, and their affiliates are on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These loans do not represent unfavorable features or more than a normal risk of collectibility. Such loans aggregated total $14.4 million and represent approximately 18.98% of shareholders' equity as of December 31, 2005.

During 2005 the Bank paid $5,507,052 to Forcum-Lannom Contractors, LLC for construction of branch facilities located in Collierville, Tennessee and Oakland, Tennessee; Information Technology/Operations Center at One First Citizens Place, Dyersburg, Tennessee and Renovation of the Newbern, Tennessee branch facility. Director David R. Taylor owns 40 percent of the company and is President of the company. Forcum-Lannom, Inc., owns 27.5 percent of Forcum-Lannom Contractors, LLC. Director John M. Lannom holds the position of Chairman and Chief Executive Officer of Forum-Lannom, Inc. The Bank sought competitive bids for the construction of the facilities.

First Citizens National Bank paid R & E Partners, owned by Directors Ralph Henson and Eddie Anderson $118,976.21 for leasehold improvements and building rent on property located on St. John Street, Dyersburg, TN. First Citizens Financial Plus, Inc., a subsidiary of First Citizens National Bank relocated operations to this address.

White & Associates/First Citizens Insurance, LLC subsidiary of First Citizens National Bank, made payments totaling $86,902.64 to the law office of Director John M. Lannom in 2005. Director Lannom was retained to represent the Company in a civil lawsuit against certain former employees in connection with alleged breaches by such employees of employment and non-competition agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our officers and directors are subject to the reporting requirements of  Section 16(a) of the Securities and Exchange Act of 1934. Based solely on a review of relevant filings and representation made to us by these persons, all changes in beneficial ownership of securities by insiders were reported to the Securities and Exchange Commission in 2005 on a timely basis.

TOTAL SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph reflects the Company's cumulative return (including dividends) as compared to the S & P 500 and Southeast Bank Stocks over a five year period.

PROPOSALS BY SECURITY HOLDERS/DIRECTOR SELECTION

Shareholder proposals intended to be presented in proxy materials to be mailed in 2007 other than nominees to be proposed for election to the Board of Directors must be submitted by certified or registered mail to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, TN 38025-0370, no later than December 1, 2006. Nominees to be proposed for election to the Board of Directors of the Company other than those made by the existing Board of Directors must be delivered in writing to the Secretary of First Citizens Bancshares ninety (90) days prior to the month and day that proxy materials regarding the most recent election of directors were mailed to shareholders. The written notice must include the full name of the proposed director, age and date of birth, educational background and a list of business experience and positions held by the proposed director for the preceding five (5) years. The notice must include home and business addresses and telephone numbers. In addition, the submission must include a signed representation by the nominee to timely provide all necessary information requested by the corporation in order that disclosure requirements may be met in the solicitation of proxies for the election of directors. The name of each nominee for director must be placed in nomination by a shareholder present in person at the annual meeting of the Company. The nominee must also be present in person at the annual meeting.

SHAREHOLDER COMMUNICATION

Shareholders desiring to communicate directly with the Board of Directors of the Company may do so through the Corporate Governance Committee by contacting the Chairman or any member of the committee. Committee membership is identified on First Citizens website at firstcitizens-bank.com or may be obtained by calling the Audit Department of First Citizens at 731-287-4275. Letters sent via the US Postal Service may be mailed to Chairman, Corporate Governance Committee, First Citizens National Bank Audit Department, P.O. Box 890, Dyersburg, TN  38025-0890.

OTHER BUSINESS

The Board of Directors knows of no other business other than that set forth herein to be transacted at the meeting; but, if other matters requiring a vote of shareholders arise, persons designated as proxies will vote their judgement on such matters.  If a shareholder specifies a different choice on the proxy, his/her shares of common stock will be voted in accordance with specifications so made.

Annual Reports

A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2005, accompanies this report.  Biographical information about our Chief Executive Officer and other executive officers is included in the Form 10-K filed with the Securities and Exchange Commission.  A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission will be furnished at no cost to any shareholder requesting such copy. Neither the Annual Report to Shareholders or Form 10-K is considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.  Requests should be in writing to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, TN 38025-0370.

                                                                                                  BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                   /s/ JUDY LONG
                                                                                                        Secretary

Dyersburg, TN
March 15, 2006

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of First Citizens Bancshares, Inc., hereby appoints William C. Cloar and Steve Williams, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of Capital Stock of First Citizens Bancshares, Inc. standing in the name of the undersigned on February 14, 2006, at the Annual Meeting of Shareholders to be held in the Lipford Room of First Citizens National Bank, on Wednesday, April 19, 2006, at 10:00 A.M., and at all adjournments thereof:

(1) Election of Directors

        [_] For all nominees listed below        [_] Withhold authority to vote for all nominees
                                                                                   listed below

INSTRUCTIONS:   YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE LISTED BELOW BY LINING THROUGH OR STRIKING OUT SUCH INDIVIDUAL'S NAME

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2009

Jeffrey D. Agee, Eddie Eugene Anderson, John S. Bomar, Barry T. Ladd, John M. Lannom, Milton E. Magee, G. W. Smitheal, P. H. White, Jr.

(2) Approval of Alexander Thompson Arnold, PLLC as auditor for the year ending December 31, 2006

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

(3) To transact other business as may properly come before the meeting or any adjournments thereof

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

This proxy confers authority to vote "For" the propositions listed unless "Against" or "Abstain" is indicated. If no direction is given, this proxy will be voted "For" the election of all nominees named and "For" approval of Alexander Thompson Arnold, PLLC as auditors for the current year.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please sign full title. If more than one trustee, all should sign.

Dated March 15, 2006                      Signature ____________________________________________

                                                            Signature if jointly held __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE